                                                                     EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATIONS
                                     OF THE
                        SERIES S AND S-1 PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)
                                       OF
                                CYTEL CORPORATION


                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE



        CYTEL CORPORATION, a company organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

        That the Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes the creation of up to 10,000,000 shares of the Company's preferred stock, par value $.01 per share (such preferred stock, together with all other preferred stock of the Company the creation of which is in the future authorized by the Certificate of Incorporation, referred to herein as the "Preferred Stock"); and

        That pursuant to the authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation of the Company, the Board on June __, 1999, approved the creation, issuance and the voting powers of shares of Preferred Stock to be issued in two Series and adopted the following resolution creating a series of 859,666 shares of Preferred Stock and a series of 549,622 shares of Preferred Stock, each designated as set forth below:

        RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation of the Company and the General Corporation Law of the State of Delaware, the issuance of two series of Preferred Stock, which shall consist of 859,666 shares and 549,622 shares, respectively, of the 10,000,000 shares of Preferred Stock which the Company now has authority to issue, be, and the same hereby is, authorized, and the Board hereby fixes the powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each such series (in addition to the powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) authorized by this resolution as follows:

        1. DESIGNATION OF SERIES S AND S-1 PREFERRED STOCK. The designation of such series of Preferred Stock authorized by this resolution shall be Series S Preferred Stock (the "Series S Preferred"), which shall consist of 859,666 shares, and Series S-1 Preferred Stock (the "Series S-1 Preferred"), which shall consist of 549,622 shares. The Series S Preferred and Series S-1 Preferred are issuable solely in whole shares that shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and to have the benefit of all other rights of holders of Series S Preferred and Series S-1 Preferred, as set forth herein and in the Certificate of Incorporation.

        2. DIVIDEND RIGHTS OF SERIES S PREFERRED AND SERIES S-1 PREFERRED. So long as any shares of Series S Preferred or Series S-1 Preferred, as applicable, shall be outstanding, no dividend, whether in cash or property, shall be paid or declared nor shall any other distribution be made, on any Common Stock (other than any dividend or distribution payable solely in Common Stock of the Company), unless a dividend is paid with respect to all outstanding shares of Series S Preferred and Series S-1 Preferred in an amount per share (on an as-if-converted to Common Stock basis) equal to the amount paid or set aside for each share of Common Stock.

        3.      LIQUIDATION PREFERENCE.

                3.1 SERIES S PREFERRED AND SERIES S-1 PREFERRED. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any payment shall be made in respect of any other class or series of stock ranking junior to the Series S Preferred or Series S-1 Preferred, (i) the holders of Series S Preferred then outstanding shall be entitled to be paid, pro rata, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to $7.0958 per share (the "Series S Original Issue Price") (as adjusted for any combinations, consolidations, stock distributions, stock dividends or other recapitalizations with respect to such shares) plus any declared but unpaid dividends on such shares, and (ii) the holders of Series S-1 Preferred then outstanding shall be entitled to be paid, pro rata, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to $7.0958 per share (the "Series S-1 Original Issue Price") (as adjusted for any combinations, consolidations, stock distributions, stock dividends or other recapitalizations with respect to such shares) plus any declared but unpaid dividends on such shares. If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the



                                       2.

Series S Preferred and Series S-1 Preferred the full amounts to which they shall be entitled as set forth above, then the entire assets of the Company legally available for distribution shall be distributed pro rata among the holders of the Series S Preferred and Series S-1 Preferred in proportion to the preferential amount each such holder would otherwise be entitled to receive. After setting apart or paying in full the preferential amounts due the holders of the Series S Preferred and Series S-1 Preferred, the holders of the Series S Preferred and Series S-1 Preferred will not be entitled to any further participation in any distribution of the assets of the Company, and the entire remaining assets of the Company legally available for distribution, if any, shall be distributed among the holders of Common Stock in proportion to the shares of Common Stock then held by them.

                3.2 MERGERS, CONSOLIDATIONS AND ASSET SALES. The following events (i) shall be deemed a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3 with respect to the Series S Preferred, and (ii) shall not be deemed a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3 with respect to the Series S-1 Preferred:

                        (a) Any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related and integrated transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or

                        (b) a sale, lease or other disposition (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company (an "Asset Transfer").

        4.      CONVERSION PRIVILEGES.

                4.1 RIGHTS OF CONVERSION. Subject to the other provisions of this Certificate of Designations, each share of Series S Preferred and Series S-1 Preferred shall be convertible, without payment of any additional consideration by the holder thereof and at the option of such holder, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series S Original Issue Price by the Series S Conversion Price (as defined below) or the Series S-1 Original Issue Price by the Series S-1 Conversion Price (as defined below), as applicable, in effect at the time of conversion, at any time and from time to time, at the office of the Company or any transfer agent for such stock. The price at which shares of Common Stock shall be deliverable upon conversion of Series S Preferred (the "Series S Conversion Price") shall



                                       3.

initially equal $7.0958 per share, subject to adjustment as set forth below, and the price at which shares of Common Stock shall be deliverable upon conversion of Series S-1 Preferred (the "Series S-1 Conversion Price") shall initially equal $7.0958 per share, subject to adjustment as set forth below.

                4.2 AUTOMATIC CONVERSION. Each share of Series S and Series S-1 Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series S Conversion Price or Series S-1 Conversion Price, as applicable, upon the closing of a financing, whether public or private, in which the Company receives gross proceeds of at least $15 million from any person or entity other than G.D. Searle & Co. or any of its affiliates (collectively, "Searle").

                4.3 MECHANICS OF CONVERSION. Before any holder of Series S Preferred or Series S-1 Preferred shall be entitled to convert the same into shares of Common Stock pursuant to Section 4(a) hereof, and before the Company shall be obligated to issue certificates for shares of Common Stock upon the automatic conversion of the Series S Preferred and Series S-1 Preferred pursuant to Section 4(b) hereof, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Company or of any transfer agent for such stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued (except that no such written notice of intent to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) hereof). The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series S Preferred or Series S-1 Preferred or its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fractional shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series S Preferred or Series S-1 Preferred to be converted, except that, in the case of an automatic conversion pursuant to Section 4(b) hereof, such conversion shall be deemed to have been made on the date of the financing referred to in Section 4(b) hereof. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               4.4 ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of Series S Preferred and S-1 Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series S Conversion Price and Series S-1 Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine



                                       4.

the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series S Conversion Price and Series S-1 Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                4.5 ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series S Conversion Price and Series S-1 Conversion Price that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series S Conversion Price and Series S-1 Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series S Conversion Price and Series S-1 Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series S Conversion Price and Series S-1 Conversion Price shall be adjusted pursuant to this Section 4(e) to reflect the actual payment of such dividend or distribution.

                4.6 ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series S Preferred and Series S-1 Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series S Preferred and Series S-1 Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series S Preferred and Series S-1 Preferred or with respect to such other securities by their terms.



                                       5.

                4.7 ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series S Preferred or Series S-1 Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4 or in Section 2 above), in any such event each holder of Series S Preferred or Series S-1 Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series S Preferred or Series S-1 Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                4.8 REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4 or, with respect to the Series S Preferred, an Acquisition or Asset Transfer provided for in Section 3), as a part of such capital reorganization, provision shall be made so that the holders of the Series S Preferred or Series S-1 Preferred shall thereafter be entitled to receive upon conversion of the Series S Preferred or Series S-1 Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series S Preferred or Series S-1 Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series S Conversion Price or Series S-1 Conversion Price then in effect and the number of shares issuable upon conversion of the Series S Preferred or Series S-1 Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                4.9     SALE OF SHARES BELOW SERIES S CONVERSION PRICE.

                        (a) If the Company issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 4(e) above, and other than a subdivision or combination of shares of Common Stock as provided in
Section 4(d) above, for an Effective Price (as hereinafter defined) less than the then effective Series S Conversion Price then, and in



                                       6.

each such case, the then existing Series S Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series S Conversion Price by a fraction (1) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as determined by the provisions of Section 4(i)(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series S Conversion Price, and (2) the denominator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus (B) the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (a) the number of shares of Common Stock actually outstanding, (b) the number of shares of Common Stock into which the then outstanding shares of Series S Preferred could be converted if fully converted on the day immediately preceding the given date, and (c) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date.

                        (b) For the purpose of making any adjustment required under this Section 4(i), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                        (c) For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Series S Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional



                                       7.

Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if, in the case of Convertible Securities, the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that, if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series S Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series S Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series S Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series S Preferred.



                                       8.

                        (d) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i), whether or not subsequently reacquired or retired by the Company, other than (A) shares of Common Stock issued upon conversion of the Series S Preferred or Series S-1 Preferred; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board or to former employees, officers or directors of the Company or any subsidiary in connection with severance arrangements that are approved by the Board; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date issued or granted pursuant to stock purchase or stock option plans or other arrangements that were approved by the Board or to former employees, officers or directors of the Company or any subsidiary in connection with severance arrangements that were approved by the Board; or (D) rights issued pursuant to the Company's Share Purchase Rights Plan and shares of Common Stock issued pursuant thereto. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

                4.10 NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation, by filing a Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

                4.11 CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock issuable upon conversion of a share of Series S Preferred or Series S-1 Preferred pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series S Preferred or Series S-1 Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series



                                       9.

S Preferred or Series S-1 Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Company setting forth (i) such adjustments and readjustments, (ii) the Series S Conversion Price or Series S-1 Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series S Preferred or Series S-1 Preferred.

                4.12 NOTICES OF RECORD DATE. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series S Preferred and Series S-1 Preferred at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

                4.13 ISSUE TAXES. The holders of Series S Preferred and Series S-1 Preferred shall pay any and all issue, transfer and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series S Preferred and Series S-1 Preferred pursuant hereto.

                4.14 RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series S Preferred and Series S-1 Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series S Preferred and Series S-1 Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series S Preferred and Series S-1 Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. All shares of Common Stock which are issuable upon such conversion shall, when issued, be duly and legally issued, fully paid and nonassessable and free of all taxes, liens and charges.

                4.15 FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series S Preferred or Series S-1 Preferred. All shares



                                      10.

of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series S Preferred or Series S-1 Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

                4.16    NOTICES. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

        5.      VOTING RIGHTS.

                5.1 Except as provided in this Section 5 or as otherwise from time to time required by law, the Series S Preferred and Series S-1 Preferred shall vote together with the Common Stock as a single class. The holder of each share of Series S Preferred and Series S-1 Preferred shall be entitled to that number of votes equal to the number of shares of Common Stock into which such share would (on the applicable record date) then be converted upon the application of Section 4(a) above and shall be entitled to notice of all stockholders' meetings in accordance with the By-laws of the Company.

                5.2 Notwithstanding anything contained in Section 5(a) to the contrary, if on any given day any shares of Series S Preferred and Series S-1 Preferred held by Searle (the "Shares") when aggregated with all other shares of voting capital stock of the Company held by Searle and its affiliates would (if not for this Section 5(b)) entitle Searle and its affiliates to vote more than 19.9% of the outstanding Common Stock of the Company (assuming the conversion of all such Shares into Common Stock of the Company pursuant to the respective terms thereof), then for such day the number of Shares which cause such 19.9% threshold to be exceeded shall be entitled to no vote.

        Shares which for such day shall be entitled to no vote shall be identified as follows: (i) as between Shares which are Series S Preferred and Shares which are Series S-1 Preferred, in the same proportion as the proportion between the total number of shares of Series S Preferred held by G.D. Searle & Co. and its affiliates on such day and



                                      11.

the total number of shares of Series S-1 Preferred held by G.D. Searle & Co. and its affiliates on such day; and (ii) as between G.D. Searle & Co. and each of its affiliates, first up to all Shares held by whichever of such entities holds the most Shares on such day, second up to all Shares held by whichever of such entitles holds the next-most Shares on such day, and so on.



                                      12.

        IN WITNESS WHEREOF, Cytel Corporation has caused this Certificate to be signed by its Acting President, this 29th day of June, 1999.


                                        CYTEL CORPORATION


                                        By: /s/ Robert L. Roe
                                           -------------------------------------

                                        Title: Acting President & C.O.O.
                                              ----------------------------------



                                      13.